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                                                                     Exhibit 8.1

                [Thacher Proffitt and Wood Opinion Letterhead]



                                                      August 10, 2001




CharterBank
600 Third Avenue
West Point, GA 31833

Dear Ladies and Gentlemen:

          You have requested our opinion regarding certain federal income tax consequences of the proposed transactions (collectively, the "Reorganization"), more fully described below, pursuant to which CharterBank (the "Bank") will reorganize from a mutual savings association into a mutual holding company structure. The Reorganization will be effected pursuant to the Amended Plan of Reorganization From Mutual Savings Association to Mutual Holding Company and Stock Issuance, adopted by the Board of Directors of the Bank on March 8, 2001 (the "Plan"). The Reorganization and its component and related transactions are described in the Plan. We are rendering this opinion pursuant to Section 5(E) of the Plan. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan.

          The Reorganization will be effected, pursuant to the Plan, as follows:

          (1) The Bank will establish a federal corporation ("Holding Company") as a wholly-owned subsidiary of the Bank;

          (2) Holding Company will establish a federally chartered stock savings bank ("New Stock Bank") as its wholly-owned subsidiary.

          (3) The Bank will exchange its charter for a federal mutual holding company charter to become First Charter, MHC ("MHC");

          (4) Immediately following step (3), the MHC will transfer all of its assets and liabilities, other than 400,000 shares of Federal Home Loan Mortgage Corporation ("Freddie Mac") stock and approximately $100,000 in cash, to Holding Company in exchange solely for common stock of Holding Company and the assumption by the Holding Company of the liabilities of MHC; and
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CharterBank

August 10, 2001                                                          Page 2.


          (5) Immediately following steps (3) and (4), Holding Company will transfer all of its assets and liabilities, including all the assets and liabilities transferred to Holding Company pursuant to step (3) but excluding 2,500,000 shares of Freddie Mac stock, to New Stock Bank in exchange solely for common stock of New Stock Bank and the assumption by New Stock Bank of the liabilities of the Holding Company.

          Immediately following steps (3) through (5), or as soon as practicable thereafter, Holding Company will sell up to 20% of its authorized common stock in one or more Minority Stock Offerings.

          As a result of the Reorganization, and after the Minority Stock Offerings, MHC will own at least 80% of the issued and outstanding shares of Holding Company common stock, and New Stock Bank will be the wholly-owned subsidiary of Holding Company and will conduct the banking business previously conducted by the Bank. Pursuant to the Reorganization, each deposit in the Bank as of the Effective Date will become a deposit in New Stock Bank in the same amount and upon the same terms and conditions, and members of the Bank will become members of MHC. As a mutual entity, MHC will not have any authorized capital stock, and the members of MHC will have exclusive voting authority as to all matters requiring a vote of members under the MHC Charter, and will otherwise hold membership interests in MHC that are substantially similar to those held by them in the Bank.

          In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have also relied, without independent verification, upon the factual representations of the Bank contained in its letter to us dated May 16, 2001. We have assumed the absence of changes at the Effective Time of facts existing on the date of the filing of Form MHC-1 with the Office of Thrift Supervision, that the parties will act, and that the Reorganization will be effected in accordance with the Plan, and that the representations made by the Bank in the foregoing letter are true, correct and complete, and will be true, correct and complete at the Effective Time, without regard to any qualification as to knowledge and belief. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.


          Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law:

          (1) The conversion of the Bank to mutual holding company form under the name First Charter, MHC will constitute a reorganization under Code section 368(a)(1)(F);

          (2) The transfer of assets by the Bank to Holding Company solely in exchange for common stock of Holding Company and the assumption by Holding Company of liabilities of the Bank will be an exchange described in Code section 351.

          (3) The transfer of assets by Holding Company to New Stock Bank solely in exchange for common stock of New Stock Bank and the assumption by New Stock Bank of liabilities of Holding Company will be an exchange described in Code section 351.

          (4) None of the Bank, Holding Company, New Stock Bank or the Members will recognize gain or loss as a result of the Reorganization;
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CharterBank

August 10, 2001                                                         Page 3.


          (5) Participants in the Subscription Offering will not recognize gain or loss upon their receipt of nontransferable subscription rights to purchase shares of Holding Company, provided the amount to be paid for such shares is equal to fair market value of such shares;

          (6) MHC's basis in the stock of Holding Company that is received in the Reorganization will be the same as the basis of the property transferred in exchange therefor, reduced by the amount of liabilities assumed by Holding Company; and

          (7) Holding Company's basis in the stock of New Stock Bank that is received in the Reorganization will be the same as the basis of the property transferred in exchange therefor, reduced by the amount of liabilities assumed by New Stock Bank.

          For purposes of opinions (6) and (7), a transferee of assets shall be treated (i) as having assumed a recourse liability of its transferor (or portion thereof) if the transferee has agreed to, and is expected to, satisfy such liability (or portion), whether or not the transferor has been relieved of such liability, and (ii) as having assumed a nonrecourse liability if any asset transferred to the transferee is subject to such liability, provided that the amount of any such nonrecourse liability shall be reduced by the lesser of (i) the amount thereof that the owner of other assets not transferred to the transferee and also subject to such liability has agreed with the transferee to, and is expected to, satisfy or (ii) the fair market value of such other assets.

          Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Reorganization or of any transaction related thereto or contemplated by the Plan. We consent to the filing of this opinion as an exhibit to the Form MHC-1 filed with the Office of Thrift Supervision in connection with the Reorganization, and to the Prospectus included in the Bank's Registration Statement on Form S-1 filed with the Securities and Exchange Commission in connection with the Reorganization (the "Prospectus") and to the reference thereto under the headings "The Reorganization and The Offering - Tax Aspects" and "Legal and Tax Opinions" in the Prospectus.


                                        Very truly yours,

                                        THACHER PROFFITT & WOOD


                                        By:   /s/ Albert J. Cardinali
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